Exhibit 99.1
MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

MARKETWIRE US
Moderator: Jerry Rawls
September 2, 2010
2:00 pm PT
Operator: Good afternoon, ladies and gentlemen, and welcome to the Finisar Corporation First Quarter Fiscal Year 2011 Results conference call. This call is being recorded. I will now turn the call over to Jerry Rawls, Finisar’s Executive Chairman. Please go ahead, sir.
Jerry Rawls: Thank you, Ruth, and good afternoon, everyone. We appreciate your taking the time to listen to our conference call today.
A replay of this call should appear on our Web site within eight hours. An audio replay will be available for two weeks by calling area code 888-203-1112 for domestic or area code 719-457-0820 for international. Then enter the ID number 5635437.
I need to remind you that any forward-looking statements in today’s discussion are subject to risks and uncertainties, which are discussed at length in our annual and quarterly SEC filings. Actual events and results can differ materially from those forward-looking statements.
First I would point out that we have prepared some slides for today’s earnings call, which you can access by connecting to the Investor Relations page of our Web site at www.finisar.com. Click on company, then investor relations, then events, and in the middle of the page you’ll see a listing for first quarter 2011 earnings call.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

I would like to hit a few financial highlights up front. I am pleased to report that fiscal Q1 was another record quarter for the company with total revenues of $207.9 million, which exceeded the upper end of our guidance of $205 million. This marks the fifth consecutive quarter in which our revenues have grown sequentially at double-digit rates. It was also a record quarter for revenues from more than a dozen major customers and resulted in for the first time our having three 10% customers.
Finally, we set a record this quarter for profits generated as non-GAAP gross margins hit the upper end of our target model at 35% and non-GAAP operating margins hit 14%.
And with that, I’ll let Kurt review the rest of the numbers. Kurt?
Kurt Adzema: Thanks Jerry.
Revenues of $207.9 million were up $19.4 million or 10.3% from $188.5 million in the preceding quarter. Breaking down that increase by product group, the sale of products for applications equal to or greater than 10 gigabits increased $20.1 million or 27.2%. The sale of products for applications less than 10 gigabits decreased $4.2 million or 5%. The sales of ROADM-related products including wavelength selective switches or WSS increased $3.6 million or 13.5% as unit shipments of WSS products increased faster than higher-priced ROADM line cards containing a WSS. And the sale of products CATV applications decreased $0.2 million or 3.9%.
The sequential increase of 27.2% in revenues for the high-speed applications was driven by demand for both short-distance LAN/SAN and longer-distance metro telecom applications. Higher-speed LAN/SAN product revenues increased $4.7 million or 18.6% from the prior quarter while higher-speed metro telecom revenues increased $15.4 million or 31.6%.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

The sequential decrease of $4.2 million in revenues from products less than 10 gigabits was the net result of an increase of $5.5 million from metro telecom products and a decrease of $9.2 million or 15.7% for LAN/SAN products.
If we review our transceiver/transponder revenues by market rather than speed, we find that LAN/SAN revenues of $78.8 million were down sequential by $4.5 million or 5.4%, reflecting a decrease in revenues from lower-speed products partially offset by an increase from higher-speed products.
Revenues for metro telecom products of $94.3 million increased by $20.4 million or 27.6% as higher-speed products increased $15.4 million or 31.6% and lower-speed products increased $5 million or 19.9%.
In terms of customer concentration, as Jerry mentioned, we had three customers that exceeded the 10% of revenue threshold in the quarter. The top three customers contributed 38.1% of total revenues compared to 32.8% last quarter. All three of these customers increased sequentially. Our top ten customers represented 61.7% of total revenues compared to 60.5% last quarter.
As a result of the sequential increase in revenues for both higher-speed and longer-distance applications products, product mix was favorable this quarter. Gross margins on a non-GAAP basis improved to 35.2% in Q1 compared to 32.6% last quarter, surpassing the upper end of our previous target model.
Operating expenses of $44.2 million increased by only $1 million or 2.4% from last quarter. Total operating expenses as a percent of revenue declined from 22.9% last quarter to 21.3% this quarter as we did not ramp R&D spending quite as much as we had planned.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Non-GAAP operating income increased by $10.7 million or 58.4% to $29 million for a 14% operating margin.
In terms of EBITDA, we generated $37.3 million, which was 17.9% of revenue. That’s up $11.3 million or 43.5% from $26 million last quarter.
Net interest expense of $1.7 million and $242K of other related expenses resulted in pretax income of $27.1 million.
The effective non-GAAP tax rate was $4.8%.
Non-GAAP net income from continuing operations was $25.8 million or 31 cents per diluted share compared to $16.7 million or 22 cents per diluted share in the prior quarter.
Average diluted shares totaled 88.2 million, including the effect of converting the $100 million convertible notes outstanding to equity for the purposes of calculating EPS. Please note when you add — you need to add back $1.25 million of interest expense associated with the aforementioned $100 million of dilutive convertible notes to calculate fully diluted EPS.
Capital expenditures totaled $12.1 million compared to $10 million in the prior quarter. Given the continued expansion of WSS capacity in the near term, we expect capex to increase to the $14 million to $15 million level over the next two quarters before returning to its historical average of about 5% of revenue.
Total cash and cash equivalents decreased to $192.2 million from $207 million at the end of April. The $14.9 decrease was primarily the result of an increase of $24.9 million in trade accounts receivable as revenue levels increased and DSOs increased to 67 days from 62 days last

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

quarter. That trend was primarily related to the timing of shipments within the quarter and the mix of customers as opposed to any delay in timing of payments.
We also saw an increase of $15.1 million in inventory in anticipation of additional growth next quarter. As a result, inventory turns decreased slightly to 3.5 from 3.6 last quarter. We expect to see some improvement in inventory turns next quarter.
The $37.3 million in EBITDA this quarter helps to offset the increase in working capital and capex additions.
Total debt at the end of the quarter was $147.5 million and should decline next quarter to $117 million as we pay off the remaining $29.6 million of our old convertible notes that are — that mature in October. Of the remaining balance, $100 million reflects the convertible notes issued last year with an effective maturity of October 2014 and a conversion price of $10.68.
Under the company’s $70 million revolving credit facility with Wells Fargo, there are no borrowings outstanding and $66.6 million of the line was available to borrow.
There are a number of noncash or infrequently-occurring charges, which we exclude from non-GAAP results. These totaled $6.4 million last quarter. Among the items excluded were $3.3 million for noncash stock-based compensation expense, $1.6 million for noncash amortization charges related to acquired developed technology and purchased intangibles from previous acquisitions, a $405K noncash charge for slow-moving and excess inventory, a $375,000 noncash charge related to imputed interest on the company’s remaining convertible notes due in October, and a $782K related to the difference between cash payments for taxes and the related GAAP provision less nonrecurring items.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

If you include all of these items as required under GAAP, we generated net income from continuing operations of $19.4 million or 24 cents per diluted share as compared to $14.1 million or 19 cents per diluted share last quarter.
That concludes my comments and I’ll turn it over to Eitan at this time.
Eitan Gertel: Thanks Kurt.
First, we should understand that when we refer to ROADM revenues, it actually includes a combination of our WSS components sold to customers, as well as line cards containing WSS. The prices for these products are quite a bit different, although margins are about the same. So the change in mix like we saw last quarter tends to mask the progress we are making in terms of adding capacity for this product line and for this fast-growing product line. Total units of WSS, in fact, increased by more than 25% quarter over quarter, which is in line with our earlier guidance that we should increase the capacity by 20% to 30% from last quarter.
We are also on target to see a similar capacity increase for next quarter. The capacity we are adding reflects the combination of additional test and alignment stations, better yield as a result of recent process improvements, and additional shifts that went into effect at the end of last quarter.
We are also in the process of bringing up additional production lines in our Champaign facility, which should allow us to add even more capacity in the near future.
Regarding the mix of WSS and line cards going forward, I would not necessarily conclude that the mix of product last quarter is indicative of a trend. The fact we sold fewer line cards last quarter was a customer-specific issue. We should see a similar mix of WSS and line card business next quarter. And currently we are engaged with a number of customers for development of new line cards containing our WSS.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

I should also point out that we continue to make excellent progress in terms of our CFP products for our 100-gigabit-per-second applications. While revenues last quarter were relatively small, it is worth noting that we have accumulated several million dollars of orders in backlog.
We are also working towards a 100-gigabit-per-second line side solution involving coherent technology for telecom applications where we are currently partnered with an IC supplier who is developing those ICs for us.
We continue to drive revenue growth across a broad range of new products that target the 40-gigabit, 100-gigabit, and ROADM products. ROADM projects include smaller versions of our current products, as well as next-generation versions, which will provide improved performance and added functionality. That added functionality will be important in meeting the demand of the next generation of flex grid networks where a single ROADM line card will be required to handle any combination of different channel spacings.
I should point out that the Liquid Crystal on Silicon or our LCoS technology, which is used in our WSS products, is uniquely capable of enabling those flex grid networks, but require some modification of our software to be fully compliant. We will be announcing complete line of those new products starting with our 1-by-9 WSS product at the ECOC show in Europe later in September.
Now I will turn it — the call over to Jerry for some final comments. Jerry?
Jerry Rawls: Thanks Eitan.
The demand environment for our products continues to remain strong. Our book-to-bill last quarter was comfortably above one. With that in mind, we believe our revenues for next quarter

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

will be in the range of $215 million to $230 million as our telecom business continues to grow while LAN/SAN and CATV revenues will be somewhat flat with the last quarter. We expect to see strong revenue demand for wavelength selective switches and ROADM line cards and from higher-speed, longer-distance metro telecom products, as well as our 40-gig client-side transponders. Thus we expect our product mix to remain favorable and our gross margins to continue above 35% in Q2.
Operating expenses are expected to increase by $3 million to $4 million next quarter, most of which is due to increased R&D spending. We expect non-GAAP operating margins will be approximately 14% to 15%.
Previously we had set a target model for the company of 33% to 35% gross margins and 12% to 14% operating margins. Our new target model for operating margin is 17%, which implies a gross margin on the order of 36% to 37% and operating expenses of 19% to 20%. Our goal is to achieve this target sometime in the next four quarters.
We generally only provide guidance for the next quarter, but we do include in our corporate overview on the investors page of our Web site an assessment of our addressable markets based on reports issued by industry analysts.
These numbers are still in process of — in the process of being updated by LightCounting, but their last estimate was that our addressable markets will grow at an annual growth rate of 15% to 20% per year over the next three years.
We should remember that we are ultimately a company that is driven primarily by growth in the demand for bandwidth. As long as that trend remains strong, I think we will continue to make progress at the top and bottom lines. And I look forward to our setting a few more company records for revenue and profits along the way.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

And now with that I’m going to turn it back over to Ruth and open it up for questions. Ruth?
Operator: Thank you, sir. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone.
If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us and we’ll take as many questions as time permits. Once again please press star-1 on your touchtone telephone to ask a question.
We will go to our first question from Paul — or from Paul Silverstein from Credit Suisse.
Paul Silverstein: Hey guys. Can you hear me?
Jerry Rawls: Yes.
Eitan Gertel: Yes.
Paul Silverstein: So I apologize for bringing this up, but it’s the age-old question in terms of visibility and comfort. Obviously strong numbers, good outlook, but Eitan, Jerry, perhaps you guys can review why you’re confident that the underlying demand isn’t temporal and passing, but more substantive and long-lasting in nature in terms of the data points you’re looking at?
Jerry Rawls: We have the largest backlog in the history of the company. And we have very, very positive responses from a broad base of customers.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Paul Silverstein: You’re still seeing expedites?
Jerry Rawls: Yes, sir.
Paul Silverstein: And you’re — so in terms of inventory you control, notwithstanding the big increase in inventory in the quarter, of course, you would argue is to address increasing demand. You’re not concerned?
Jerry Rawls: Not concerned.
Paul Silverstein: Okay. I’ll pass it on. Thanks guys.
Operator: We’ll go to our next question from Alex Henderson from Miller Tabak.
Alex Henderson: Hey guys. I’ve got a couple questions for you.
The first one is on the ROADM piece. The growth rate in ROADMs obviously was a lot less than I think people had anticipated. Obviously you’re talking to unit volume growth of 20% to 30%, but I think most people had not expected a mix shift.
Can you give us a little more granularity on should — is it reasonable to think that the 20% to 30% capacity expansion that you’re talking about in the upcoming quarter, does that translate into just to unit growth and a continued shift to line cards?
Or do I see a shift back to more modules and maybe getting a little bit higher rate of growth in revenue than the units implied? If you could clarify that a little bit, it would be great. Thanks.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Eitan Gertel: We said the number of WSSs we produced and shipped to customers was about 25% larger than what we did in the prior quarter. And our ROADM business is always a mix of line cards and WSS. The mix was much higher in the WSS component rather than in the line card.
Now the ASP for the line card is higher than the WSS itself, although the gross margin in both products is pretty much similar. First of all, if you look at this quarter, we had a lower level of line cards this quarter, so when we point to next quarter, we’re saying we’re going to grow at a 20% to 30%. And, again, we’re talking about the number of WSSs quarter-over-quarter growth.
Alex Henderson: Just so I can be clear, when you say the margin is comparable, you’re saying the margin dollars are comparable or are you saying the margin percentage is comparable?
Eitan Gertel: Margin percentage is comparable.
Alex Henderson: So, again, on a lesser revenue base per units shipped, that’s a negative mix shift. Are we going to shift back to a more normalized mix?
Eitan Gertel: It depends on our customers. I mean, I would tell you right now we have by far many more customers with WSS than we have for the actual line cars. And the majority of our shipments by far is WSS. And what we are guiding forward is 20% to 30% growth in shipments of WSS.
Alex Henderson: Right, okay.
Second question — the LAN/SAN piece of the business fairly flattish, CATV fairly flattish, and the guidance fairly flattish last quarter, and it’s been obviously under some pressure.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Clearly the SAN piece has some inventory issues with the Brocade inventories up pretty sharply and their revenue is disappointing. But I would think that the issues around the move of the optics testing to Fabrinet would have been completely resolved during the quarter.
That certainly would — you know, they’re saying that that’s complete, so I would think that would be done. Wouldn’t that imply some rebound in demand now that the buffer stock of finished product has been worked down?
Jerry Rawls: We hope so. But our expectations right now overall from, you know, our entire customer base is that that is — that enterprise market is relatively flat. And, you know, we see it at a number of customers.
You know, our — the story behind our company this quarter and we think it’s going to be again next quarter and maybe for a while is that, you know, the spending in the telecom business is particularly strong.
I mean, people are still buying iPads and smartphones and building that, you know, the demand for bandwidth. And the enterprise markets have taken a little bit of a pause. And I - and you might know more about it than we do in terms of capital spending, IT spending, et cetera, by big enterprise data centers, but...
Alex Henderson: Last question is on the 17% operating margin target, just can you give us some granularity between what your assumptions are on gross margins and operating expenses in that forecast or in that target objective?
Kurt Adzema: Sure. So what we’re — what we think is in order to get that 17% gross margin would be roughly 36% to 37% and that operating expenses would be 19% to 20%.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Alex Henderson: Thank you very much. I’ll cede the floor.
Operator: We’ll go to our next question from Bill Choi from Jefferies.
(Raul Khanwalkar): Hello, this is (Raul Khanwalkar) calling in for Bill Choi.
I just wanted to know a little bit more about the distribution of line cards versus ROADM components. So is there any way for us to think about this breakup along customers or along regional lines? Or I guess my question is what drives customers to go for one versus the other?
Eitan Gertel: It’s nothing specific. I mean, some customers would like us to deliver the whole line card for them, which is plug-and-play. And some customers would like us to deliver a WSS when they build the line card themselves. So we support the customers either way. But in either case, it uses our WSS, whether it’s an — obviously it’s a standalone or the full line card.
In addition to the historical business we had in the line card, we are currently expanding that business and we’re working with a number of other customers right now and that’s supposed to be launched in the next coming quarters with the line card products.
But as you look at the whole product line, our WSS is the majority of our revenue is what we call — on what we call ROADM revenue. And the gross margin across the product line, whether it’s a line card or whether it’s a WSS, is pretty similar in percentage.
Jerry Rawls: Most telecom equipment companies build their own line cards. Now we have seen a trend in I don’t know, probably the last six months or a year where we have seen more of the equipment companies come to us and ask for a complete line card design than we have seen in the past, but it’s still the majority of the telecom equipment companies in the world build their own line cards. They buy wavelength selective switches from us to put on that.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

(Raul Khanwalkar): Exactly. So if that’s the trend, then it was intriguing to — intriguing for us to see that you guys are thinking that it will come back or maybe this quarter’s mix was not particular — was not typical and next quarter it could be different, you know, line cards would grow again. So why do you think that then?
Eitan Gertel: Well, that’s the prediction from our customers. I mean, we just — we always sell them any product they want to buy. And some — and the projection for the next quarter, we saw some favorable mix towards more line cards. But the most important thing is the overall WSS shipments, whether it’s in a line card or as a standalone component, is ramping at 20% to 30% per quarter.
(Raul Khanwalkar): Okay, yes. And my next question is on your metro telecom greater than 10 Gbps transponders and transceivers, so it gave — this quarter was a very good growth quarter. So is there any particular technology 40G, 100G, 10G that outgrew the others where you are winning new orders and things like that here?
Jerry Rawls: I think we said in our call that it was the high-speed products that were really the ones that provided most of the growth. And so if you look at our, you know, the things that we sold a lot of were things — were transceivers and transponders that operated at 10 gigabits and 40 gigabits.
(Raul Khanwalkar): Yes. And 100-gig shipments are still not material you think?
Jerry Rawls: Well, that’s probably right. I mean, they’re less than 5% of our total shipments.
(Raul Khanwalkar): Okay. Okay, thanks a lot. That’s it from me.
Operator: We’ll go to our next question from Paul Bonenfant from Morgan Keegan.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Paul Bonenfant: Yes, hi. Thanks for taking my questions.
Was wondering if I could start with a housekeeping question — you mentioned three 10% customers in the quarter. I’m guessing — I’m sure I know who one of them is. Can you identify the other two?
Jerry Rawls: No. We will, you know, we identify in our 10-K our 10% customers for the year because it’s required, but we have been requested by a number of our customers that we not have any discussion of their relative volumes with us on our call, so we don’t touch that one.
Paul Bonenfant: Okay, fair enough.
And in past quarters we’ve talked about your own supply chain leading to, you know, capacity constraints and having to leave money on the table. Did that occur this quarter? And...
Jerry Rawls: Yes.
Paul Bonenfant: It did. And can you give us a relative magnitude? I think it was around $5 million in the previous two quarters?
Jerry Rawls: It was about the same as the previous two quarters.
Paul Bonenfant: Now is the situation improving at all in terms of lead times? Or, you know, when do you think we’ll leave this supply chain constraint issue behind us?

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Jerry Rawls: I’m hopeful that we’re making some progress. We heard some data last week from our supply chain folks that lead times for raw printed circuit boards and for some integrated circuit products had actually come down a bit.
Now they’re not back to the levels that we would consider as quote-unquote normal, but the fact that they are moving in the right direction is encouraging to us.
Paul Bonenfant: Okay. And relative to your new quarterly target operating model, did you give a sense for what the time frame is? Do you expect to hit that before the end of the fiscal year, exiting the fiscal year?
Jerry Rawls: I commented in the conference call that we would — our goal is to hit that target within the next four quarters.
Paul Bonenfant: Okay. And relative to the what sounds like healthy 40-gig spending trends, can you give us a sense for what applications are driving that? Is this — are you seeing, you know, an uptick in the serial 40G versus the 4-by-10G? I’m assuming this shows up in both your client side and your line side or maybe you can give us a sense for, you know, how your mix came out this quarter?
Eitan Gertel: Well, a lot of our 40G growth is coming from the client side serial 40G, although we’re seeing some 4-by-10 growth obviously at the same time. But a lot of what we talk about, the large growth quarter over quarter in 40G comes from the client side.
We see a renewed interest on the line side product, on the serial line side product. But if you talk about the revenue we projecting for the quarter, it’s coming from the client-side 40G serial.
Paul Bonenfant: Okay. And last question from me and then I’ll get back into the queue, you know, you’re talking about increasing capacity yet again on the ROADM product line.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

You know, it — a couple of quarters ago it sounded like you had expectations of getting ahead of the demand, maybe exiting the calendar year. It sounds like maybe that’s been pushed out. Do you have a sense for when you might get ahead of demand?
Eitan Gertel: Yes, I mean, we said a couple of quarters ago that we should be catching up. Demand has continued to grow at a rate that we were not catching up. Our expectation is maybe by mid next quarter to be caught up with our ability to ramp capacity at the same rate the ramp — the market demand keeps ramping for our products. But right now we are saying next quarter, our Q2, we are projecting to grow by — again, by between 20% to 30% of WSS capacity.
Paul Bonenfant: Okay. Thank you for take my questions.
Operator: Your next question comes from the line of Subu Subrahmanyan from Sanders Morris.
Subu Subrahmanyan: Thank you.
First a housekeeping question on the expense side — for G&A you saw an increase last quarter after you had expected it to be relatively flat. So can you talk about G&A and also, you know, taxes-wise what we should expect?
Kurt Adzema: Sure. So on the G&A side, we had some higher-than-expected legal expenses and I would say that was the main driver why G&A was a bit higher than we expected.
In terms of the tax rate, I think what we said was we saw or we expect for this tax year that our non-GAAP effective tax rate to be about 4.8%. That’s slightly than we had said in the past, but that’s mainly driven by the fact that there’s been higher growth and profitability in our Australian operations.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Subu Subrahmanyan: Understood.
And then for the guide, opex increased (I think) you said it was about $3 million? Is that the number you mentioned? And mostly in R&D?
Kurt Adzema: Yes, it’s primarily in R&D, the vast majority is in R&D.
Subu Subrahmanyan: Got it.
And then I wanted to ask you from kind of a market perspective, clearly Cisco’s commentary on the enterprise market’s been a little weaker. Even in their seasonally-strong July quarter we saw switching, which drives a lot of the transceiver sales, actually down a little bit, and then overall they’ve (taken that).
And when you — I mean, is there some conservatism on the LAN/SAN side thrown in given what Cisco has said? And in general, have you seen a change in that market recently that is driving your sort of more flattish guidance on the LAN/SAN side?
Jerry Rawls: Well, our results for our first quarter were that our LAN/SAN revenues were down. And we expect them to be flat this quarter. We think it’s, you know, it’s relatively soft compared to telecom.
But it’s not like it’s a cliff. I mean, it’s — I don’t know. It’s soft, it’s not growing. Is that capital spending and by IT managers? Are they delayed and we’re going to see it later? Well, there’s some of that spending that’s inevitable, so I — I’m still very optimistic about the enterprise market.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Subu Subrahmanyan: And at least coming out of the downturn, we saw datacom kind of lead the way and then telecom follow. And I’m just wondering, I mean, if you think there is a timing correlation between datacom and telecom, first, you know, the telecom — datacom build-out as it starts to taper off, if there is a — in your viewpoint, you know, two quarters, three quarters, whatever, time frame where you saw telecom also kind of starting to taper off?
Because your growth has certainly been faster than that of your customers and just wondering how you reconcile that.
Jerry Rawls: I think that we saw datacom sales particularly strong right out at the end of the global financial crisis. Our belief of that was that IT departments around the country and around the globe pushed the utilization of their equipment to higher levels during a period when they had delayed capital spending. And so they had some catch-up to do, as well as the continued implementation of some of the IT initiatives that they had started.
I can not explain to you why enterprise spending has — appears to have slowed down. But I know that one of the things that’s happening is that — is the demand for bandwidth, the — with the world downloading video everywhere is not slowing up. And telecom — the telecom guys are adding WDM networks everywhere we can look.
Subu Subrahmanyan: Understood.
Eitan Gertel: Plus a lot of our revenue if you look is coming from new products. We are continuously expanding our product lines, too. So it’s not only just demand for historical products.
Subu Subrahmanyan: Got it.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

And final question on ROADM, Eitan, can you just talk about what — like versus last quarter or this quarter or just kind of give us a sense of historical, what percent ROADM revenues comes from WSS versus line card?
And — because given though unit volume increased versus the revenue increase, I would imagine versus last quarter you had more WSS percentage of revenue and what’s kind of — what do you think will be the norm over the next 12 months?
Eitan Gertel: Well, we don’t break the numbers between the WSS and the line cards. But all I can tell you is as we saw the units shipped WSS quarter over quarter grew by about 25% and obviously so we had less concentration of line card. And we still say the unit growth for this coming quarter going to be another, you know, 20% to 30%.
We expect that’s like — that fluctuation of the number of line cards to be continuing quarter over quarter, but the number of WSS shipments will grow at the same rate as we said for the next few quarters at the 20% to 30% per quarter.
Now as we keep adding more and more customers in the line card products, we expect that ratio to stabilize somewhat. But as long as we keep shipping more product out the door and satisfying our customers and the gross margin percentage in those products is equal, that’s what we’re most interested in .
Subu Subrahmanyan: And it sounds like for October itself you are expecting that ratio to flip a little bit towards more line cards, which would mean revenues grow faster than units just like they grew slower than units in the July quarter. Is that a fair statement?
Eitan Gertel: I think it’s fair. But, you know, I don’t see major fluctuations somewhat, but I think it’s fair.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Subu Subrahmanyan: Okay, thank you.
Operator: We’ll go to our next question from Ajit Bai from Stifel Nicolaus.
Ajit Bai: Yes, good afternoon and congratulations on a very solid quarter.
Jerry Rawls: Thank you.
Ajit Bai: A few questions I think. One is just on ROADMs and WSS. Just looking at slide 8 in your presentation, the Infonetics number over there and the projections that you have there, do you have already — if you look at this particular quarter, the calendar second quarter for folks selling into that industry have already exceeded on an annualized basis the projected revenues for 2013 as the market size for ROADMs.
So could you give us some color as to what you think that market size is, how sustainable do you think, you know, current revenue levels are, and, you know, if you’re already at what they’re projecting for 2013, how wrong do you think they could be and what that market could look like about two, three years in the future?
Eitan Gertel: So, I mean, this is a third party study, so, you know, we look to those numbers and we know what we ship. We definitely do not have, you know, the majority of the market. We think...
Ajit Bai: Well, your competitors have given numbers out, so you know what those numbers are. And, you know, you add them up and it’s already above 2013 annualized.
Eitan Gertel: We think those numbers are going to be updated in a very short time by a third party, so they’re going to give a different view on the market. But it’s definitely larger than what was projected originally by those third party studies.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

You know, I don’t know that we can sit here and project what the market is, but I can tell you that every time new ROADMs get released, at least by us, new applications get added.
And every system that’s being shipped today, every new system being shipped today, includes ROADMs, whether it’s at the core or towards the edge. So we expect those numbers to continue grow and that’s why we’re raising our capacity. But as far as the overall market size, we think it’s larger than this report is, but we, you know, we’re waiting for their update on their report.
Ajit Bai: Right. But if you had a view when you’re adding capacity just to make sure the industry capacity doesn’t exceed what is rational, is there, you know, are you looking at a $400 million market, a $500 million market three years out? Do you see any natural end or any natural limit to the annual sort of demand for ROADMs?
Eitan Gertel: It’s hard to explain right now because the majority of the ROADM you see shipping today are going into the core. And as the edge of applications are being added, this market can actually double its outlook on overall available market. So whether it’s $400 million or $600 million, we don’t know yet. But we think it’s much, much bigger than originally predicted.
Ajit Bai: Okay. The second question is just looking at the operating leverage, you know, you’ve add a pretty tremendous quarter over here, you beat on your gross margins and operating margins guidance.
But when you’re providing your target model, you’re actually assuming almost half the leverage that you got coming from the last quarter into this quarter. So why would that happen?
Why would you not get the same kind of leverage, you know, you’re — on, you know, less than $40 million, you know, increase in revenue, you got, you know, almost a 250, 260-basis point

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

expansion gross margin, but on a go-forward basis on, you know, double that increase, you’re expecting a much smaller sort of — or, you know, 1-1/2 times that increase, expecting a much smaller expansion in gross and operating margins. So, you know, why would you not be, you know, getting the same kind of leverage?
Kurt Adzema: The vast majority of the increase in gross margins this quarter relative to Q4 had to do with product mix. And so given that there’s been a big change in product mix, we expect the product mix to be roughly the same next quarter and therefore you’re not going to see the increase in gross margins as big as you did last quarter because of product mix.
Ajit Bai: But what about for the quarterly target? Because right now you’re talking about LAN and SAN being somewhat, you know, sluggish, and there doesn’t appear to be an end to telecom-related demand.
So from a product mix perspective, why wouldn’t we continue — maybe this quarter you’re capacity constrained because there’s no change in product mix. But why wouldn’t your gross margin target show the same kind of leverage when you look at your quarterly target relative to what we saw in this quarter relative to the prior quarters?
Kurt Adzema: Well, I think as Jerry mentioned, in the near term while we see the LAN/SAN business being relatively flattish, we don’t see that being flattish for forever into the future.
We certainly see that as a good business. And so when we’re looking at the quarterly target model, which as Jerry mentioned is the target model that we’re trying to achieve in the next four quarters, you need to take that into account.
Ajit Bai: Okay. So — but you’re not — are there any changes in pricing dynamics that you’re observing in the market? Has there been an improvement in pricing, you know, given the fact that you have

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

been capacity-constrained in many categories for a while and the industry is seeing tremendous demand? Is there any change or improvement in pricing?
Kurt Adzema: Well, I think in general the pricing environment has been relatively good, but there certainly is continued and always ASP pressure in the market. It was less this quarter than last quarter, but that was mainly driven by the fact that last quarter you had the full three months of the telecom ASP erosion, so, you know, typically we see that the most in Q4 and, you know, the least in Q1 and Q2.
Ajit Bai: Okay. And then you talk about — in your prepared remarks as well as your presentation about your entry into parallel optics. And we have looked, you know, at the Infonetics numbers that you provided over there.
But could you give us some color as to how you plan to play in this market and how material you see this opportunity becoming to Finisar and on the, you know, short-reach application side whether you think that this any time soon will be able to be material enough to offset the weakness you are seeing in the rest of LAN/SAN?
Jerry Rawls: I think it’s going to be — for the next few quarters, it will still be small relative to our total LAN/SAN business. But, you know, we’re quite excited about high-performance computing, InfiniBand, you know, connections in data centers. Let’s see, the other big application is within routers and router interconnection.
We — you know, we have a lot of interest in a number of projects with customers related to parallel optics, both the 4-by-10 gigabits, as well as the 12-by-10 gigabits. And, you know, the next generation is 4-by-14 gigabits and then 4-by-25 gigabits and 10-by-25 gigabits.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

I mean, there’s a whole family of products that we can see on the horizon. So for us, it is — we believe it will be a meaningful part of our revenue stream here of the next year to 18 months.
Ajit Bai: And is that a comparable margin structure?
Jerry Rawls: Yes.
Ajit Bai: Okay. And then just looking at that the orders, you know, you talked about record revenue and book-to-bill being above 1, but was this also a quarter with record orders?
Jerry Rawls: Yes.
Ajit Bai: Okay. And then the last one is just looking at, you know, 40G and say, actually two more, but first on 40G and 100G, you talked about 100G being immaterial, less than, you know, 5% of your revenue.
But on the 40G side, can you give us some indication as to your view now when you’re speaking to your customers whether 40G actually will in your expectations be a full cycle, will it be a half cycle with a lot of folks leapfrog from 40G to 100G? Or do you expect a decent 40G cycle that could become material as a percentage of your revenues and then a 100G cycle further down?
Eitan Gertel: I think if you look at the 40G in the near term, which is the next few quarters, we see a healthy growth in our business. It’s driven by applications in the Far East and some other applications around the world.
You know, we expect that to continue grow, but as we said in the call, a majority of the revenue we see right now is from the client side serial. We see more and more interest in our line side products, so we see that can have some, you know, better future.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

And we’ll — I don’t know exactly what a half cycle is, but for us to have a longer view of where that goes, it depends on acceptability. And we were — we are actually encouraged right now by the acceptance of that product and the rate that it’s ramping.
Ajit Bai: Yes, by a half cycle, I mean that a material number of customers look at leapfrogging 40G and going directly to 100G.
Eitan Gertel: Oh, we don’t know. I mean, there’s a lot of people interested in 100G right now. We are working with a number of customers. We have a number of products, whether it’s the 4-by-25, 4-by-28, or 100G serial.
So there’s a lot of combinations with 100G. But we don’t think that the — you know, the whole industry is going to leapfrog the 40, so we have some positive view on the 40, again, and we are quite excited about what it represents for us.
Ajit Bai: Got it.
And then the last question is just looking at your tremendous balance sheet and now, you know, the acceleration in free cash flow or EBITDA minus capex and the, you know, you have provided a really nice chart that shows the acceleration there.
But looking at, you know, a consolidating industry, you know, could you prioritize the uses of cash on that balance sheet, you know, a very healthy balance sheet, and, you know, now that you’re a much larger player, whether there’s still a pipeline of acquisitions? Do you still see yourself as a consolidator? And, you know, could you give some color there?

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Jerry Rawls: Yes, we see ourselves as a consolidator. And our uses of cash are in the short run we have some debt that we have to pay off this year. We have convertible bonds of about $30 million that we have to retire next month. And we still have capacity expansion ahead of us.
We are in — we’re spending record levels of capital right now for capacity expansion. So, I mean, I — you know, we’ve got — we could never have too much cash, but we’re, again, we’re very comfortable with our balance sheet right now.
Ajit Bai: But are there — is there a nice — is there a decent pipeline of potential acquisitions right now or folks that you are speaking with that, you know, or is it — is there nothing in the offing?
Jerry Rawls: We always have a stream of opportunities that are in front of us to evaluate. And some of them turn into executable deals and some of them don’t.
Ajit Bai: Oh, okay. Well, thank you so much and congratulations again on a very solid quarter.
Jerry Rawls: Thank you.
Operator: Our next question comes from Kevin Dennean from Citi.
Kevin Dennean: Great. Thanks guys and my congratulations also on a really great quarter.
Just a couple housekeeping questions at this point from me — I think R&D was supposed to go higher in the quarter. To me it looks like it was down sequentially. Can you talk about what drove that? Was it some lower NREs? Or are you just not able to add the headcount that you’d like to at this point?

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Kurt Adzema: Yes, so I would say R&D was — did not grow as much as we expected primarily driven by the fact that we didn’t add the headcount that we thought we would in the quarter on the R&D side. And then there were some expenditures that we thought were going to happen in the quarter that slipped to the next quarter.
Kevin Dennean: And then thinking about the revised target model that you laid out, can you give a sense for within that I think it’s 19% to 20% of sales being in opex, can you give us a sense as to what the composition should be split between R&D, sales and marketing, G&A?
Kurt Adzema: Well, I think in general you can think of it, you know, roughly around 12% R&D, 4%, you know, G&A, and 4% sales and marketing. But obviously it’s going to vary quarter to quarter.
Kevin Dennean: Right.
And with that 12% R&D level, I mean, that puts you basically back towards the lows of where you’ve been in terms of percent of revs for I don’t know, the last six or seven years.
Do you think that’s kind of the new sustainable level due to consolidation, you know, you get better capex scale with the consolidation? Or is it, you know, somewhat transitory due to the revenue levels you’ve reached?
Jerry Rawls: I think that — I think it’s possible that those levels of R&D as a percentage of sales would actually decline over time and our revenues continue to grow rapidly.
You know, we’re — it’s unlikely that we’re going to increase R&D expenses as fast as we increase revenues. At least that’s our hope. And we continue to do more and more of our R&D effort in Shanghai, for example.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Kevin Dennean: Right.
And then the two additional 10% customers this quarter, can you just give us a sense, were they on the telecom side or on the LAN/SAN side?
Jerry Rawls: They’re equipment companies.
Kevin Dennean: Okay. I guess that covers both then.
And then, Jerry, last one from me, you made a couple of comments that you’re seeing telcos building DWDM networks wherever we look. So, I mean, would you say — I know the carriers are one-step removed from your business oftentimes, but would you say that, you know, it’s fair to say at this point carriers are back to full-blown investment mode in new networks rather than just trying to squeeze out incremental capacity in existing networks?
Jerry Rawls: I think that’s right. I think that they have pressure on their networks with all of the data-rich downloads that are occurring. And their service levels have declined in some cases. And they’re struggling to stay up.
And, you know, we could make the Cisco presentation for you about video everywhere and Ethernet everywhere, but it is pervasive and it is obviously putting pressure on the networks, so.
Kevin Dennean: Great. Well, thanks again and congratulations.
Jerry Rawls: Thanks Kevin.
Operator: We’ll go to our next question from Dave Kang from B. Riley.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Dave Kang: Yes, thank you.
I guess the first question is can you just give us an update on the legal proceedings with Source Photonics? What was the legal fees and how much should we be expecting on a going-forward basis?
Jerry Rawls: Well, we are still in court with Source Photonics. And on the other hand, we are - we have been working on a potential for a mediated solution. But I have nothing to, you know, nothing to offer in terms of encouraging results or even discouraging results, just no results to talk about.
Dave Kang: Okay. As far as legal fees?
Jerry Rawls: Total legal fees on that, I...
Kurt Adzema: Yes, we don’t break out legal fees according to that level of detail.
Dave Kang: Okay, fair enough.
And then on the wireless backhaul, I mean, can you just give us a rough estimate how much you’re getting from wireless backhaul market? And are they in — currently in the metro telecom revenues at this point?
Jerry Rawls: We have some of our revenues in metro telecom that are backhaul, but it is clearly an area where we’re seeing acceleration. And I think the preference from every carrier that we’ve spoken to is that if they can do backhaul over fiber, they will.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

And there are some cases where they can’t get right-of-ways, but if it’s possible to do backhaul over fiber, that’s the preferable technology. And I think that benefits us and it plays to our strengths. And right now I think the biggest use of fiber backhaul is in Asia.
Dave Kang: Got it. Got it.
And then moving to ROADMs, when should we expect your edge ROADMs, you know, 1-by-2s and 2-by-2s to be in production? Or are they already in production?
Eitan Gertel: They’re already being delivered to customers, like the alpha and beta units, and we expect them to be in full production in the coming quarter or so.
Dave Kang: Okay, great.
Just a couple more — and when do you think your 40G component will be big enough for you to, you know, talk separately, you know, from 10G?
Eitan Gertel: I don’t now how much we’re going to separate 40G as a line. We have to decide if we’re going to separate it as a segment on its own. But we say it’s actually growing meaningfully quarter over quarter.
Dave Kang: Okay.
And then on the 40G line side, you know, what kind of modulation will you have or will you have DPSK, or DQPSK or — and what’s — you know, are they going to be lithium niobate, or indium phosphide? Any color there, please?

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Eitan Gertel: The answer is yes, we’re going to have, you know, either lithium niobate or indium phosphide because whatever our module generation requires. It’s more DPSK than the DQPSK because the markets sort of have shifted from DQPSK into more coherent and then the DPSK on the other side of the requirements.
Dave Kang: Got it, got it.
And then just lastly going back to ROADMs, what was the mix between 50 versus 100 and when do you think you will have 25?
Eitan Gertel: Twenty-five what?
Dave Kang: Gigahertz.
Dave Kang: Yes, 50 gigahertz versus 100 gigahertz and then when do you think you will have 25 gigahertz?
Eitan Gertel: Well, so the mix between the 50 and the 100, it’s just about 50/50. And, you know, that’s how the ramp is going. The other question you had about 25, so if you look, when we’re talking about the new product called the flex channel spacing and our resolution on the flex channel spacing actually it’s capable of doing 12-1/2 gigahertz.
Dave Kang: Wow. Okay, great. That was it — that’s it for me. Thank you.
Eitan Gertel: Okay.
Operator: We’ll go to our next question from Tim Savageaux from Terrapin Research.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Tim Savageaux: Hey, can you hear me?
Jerry Rawls: Yes.
Tim Savageaux: All right, I made it.
Yes, I thought that recent bill might’ve outlawed the words “great quarters” on conference calls since, oh, like, recently in the call. So I guess not, so I’ll just go ahead and say congratulations on the great quarter.
Jerry Rawls: Thank you.
Tim Savageaux: Not a lot of buy ratings on the front of the call I guess. And I was going to ask another ROADM WSS versus component question, but, you know, maybe not. I think that’s probably been beaten to death.
But I did want to follow up on the question about top customers because I think that one’s pretty important. And you obviously won’t answer it, but let me try it another way, which is to say as you segment your market, telecom versus LAN/SAN, if you look at something like a data center, which I gather is fairly short reach, you know, what bucket does that go in, you know, where guys who are, you know, are the F5s of the world are apparently doing business in a parallel dimension?
You know, how do you break your revenues down between enterprise and telecom and short reach and long reach I guess is what I’m looking for. And I — and, Jerry, I think it’s pretty safe to assume the other 10%-ers are on the telecom side. I don’t know why you wouldn’t say it.
Thanks.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Jerry Rawls: We’re just — we have gotten ourselves in Dutch with customers in the past where we have indicated who might be strong or not and from quarter to quarter in terms of changes in our business.
And, you know, they really don’t like it, right? They really don’t want people trying to gauge their business success by the amount of business they place with us. So we really stay away from the whole — the customer identification and issue. So we’re going to dodge that one.
Tim Savageaux: All right, just once a year.
Jerry Rawls: Yes.
Tim Savageaux: But how about on the classification side?
Jerry Rawls: Yes, once a year. But classifications, in the data center, the short reach applications generally are in a data center. Now we do sell a lot of client side 40-gig devices that are relatively short reach. They’re 2 kilometers or less.
And they are, you know, you find them typically not in data centers. You typically find them in central offices, right, so they fall into the telecom bucket.
They’re relatively short reach in nature. But most of our — most of the devices that fall in LAN/SAN are not kilometers in terms of their reach. They are, you know...
Tim Savageaux: Meters.
Jerry Rawls: ...hundreds of meters in terms of their reach.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Tim Savageaux: Right.
Jerry Rawls: Now there is a little bit of enterprise long-distance, single-mode transmission for campus networks and some metro networks where enterprise entities have multiple sites within a metropolitan area.
And sometimes they connect them with their own private networks. And so there is some of our what we call metro telecom that is actually sales that go into enterprise applications.
Tim Savageaux: Got it.
Tim Savageaux: ...broadly speaking, your strength that you saw was on the longer reach metro long-haul telecom side. Is that what you’re saying?
Jerry Rawls: Correct. Absolutely.
Tim Savageaux: You know what, I was going to follow up and recite the short pieces verbatim, but I know that’s been done as well, so I’ll just wish you guys a great afternoon. Well done on the execution.
Bye-bye.
Jerry Rawls: Thanks Tim.
Operator: I’ll go now to Alex Henderson from Miller Tabak.
Alex Henderson: Hey guys. I was just wondering if you could give us a little bit more commentary on the direction of pricing. I understand last year you negotiated prices around September.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Given the strong telco space conditions, acceleration in demand in optical for telco, would we expect pricing negotiations that are occurring now to imply a little bit more robust pricing conditions in future quarters than we’ve been seeing, in other words lesser decline in the rate of prices?
Eitan Gertel: Well, if you look at price negotiations, it’s going to be all the way through November. And, I mean, our hope is that this environment can be more favorable to us and our expectations, but we don’t know exactly how much more favorable it’s going to be, so we will see.
It depends also on the mix of the products. But overall, you would expect that the market demand is so high it can be more favorable to us. But we’ll have to go through it and see how it looks.
Alex Henderson: Last quarter you had indicated that demand was fairly strong and consistent throughout the quarter. Is that the case again this quarter? Or is there some divergence developing between the LAN/SAN side and the — in terms of linearity of orders and the telco side, which seems to be accelerating?
Jerry Rawls: I don’t think there was any divergence. I think we saw the LAN/SAN side, you know, slower in terms of growth throughout the quarter than the telecom side.
Alex Henderson: So that’s the divergence, isn’t it? I mean, it’s slower and the other business is accelerating.
Jerry Rawls: Well, you know, my interpretation of your question was did we see some of the LAN/SAN or telecom be late in the quarter or not linear as you described it.
Alex Henderson: I see what you’re answer meant.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Jerry Rawls: ...what I was trying to indicate, we...
Alex Henderson: thank you.
Jerry Rawls: ...found them both to be linear, just one slower than the other in terms of growth.
Alex Henderson: I see. Would you describe the telco side as accelerating through the quarter? I know that some of the systems companies described a set of conditions where their traffic growth of their customers, i.e., the wholesalers and Tier 1s, seemed to have been accelerating on their optical network, causing them to scramble for more capacity on their networks causing acceleration in system orders. Is that consistent with what you’re seeing, in terms of them scrambling for components to satisfy that demand?
Eitan Gertel: We said it was a record booking quarter for us and we saw consistent growth across all of our product lines. And whether it’s accelerated towards the end of the quarter or not, I’m not sure how to analyze it this way. But it was strong all along the quarter.
Jerry Rawls: You know, if we looked at the plot of our orders through the quarter, I mean, I — we do a plot that does moving averages, rolling averages, et cetera, and, you know, it was a — you know, the line had a little wiggle to it along the way, but it was pretty straight and the slope was positive.
Alex Henderson: Okay, great. Thank you.
Operator: This concludes today’s question-and-answer session. I would now like to turn the call back over to Mr. Rawls for any closing comments.

MARKETWIRE US
Moderator: Jerry Rawls
09-02-2:00 pm PT
Confirmation # 5635437

Jerry Rawls: Well, we are really happy with the quarter we just completed and I appreciate all of the congratulatory comments we got from the analysts. You know, we’re proud of the job that all of our people here did. We have a, you know, a team that worked hard on this. And we’re really appreciative of our customers and their confidence that they have in us. We hope that all of you will be back one quarter from now to join us again on a conference call and I wish you a good day.
Operator: This conclude today’s conference call. Thank you for your participation.
END